Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERLEUKIN GENETICS APPEALS NASD DETERMINATION

WALTHAM, MA – JUNE 13, 2005 – Interleukin Genetics, Inc. (OTCBB: ILGNE) announced that it has appealed the NASD’s determination that the Company’s common stock is no longer eligible for quotation on the Over-the-Counter Bulletin Board (the “OTCBB”).  The Company’s appeal will be heard on June 16, 2005 by a panel authorized by the NASD Board of Governors. The panel is expected to render a decision within a few days after the hearing.  If the Company is unable to obtain temporary relief from the NASD’s requirements, its common stock will no longer be quoted on the OTCBB and will trade on the “pink sheets.”

On May 5, 2005 an “E” was appended to the Company’s trading symbol as a result of NASD’s determination that the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 was incomplete because management had not completed its assessment of internal control over financial reporting as required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and the Company’s auditors had disclaimed an opinion with respect to management’s assessment.

The Company’s management has now completed its assessment of internal control over financial reporting as of December 31, 2004 under SOX 404 and has submitted documentation to Grant Thornton, the company’s independent registered public accounting firm, for review.  Grant Thornton is currently reviewing management’s assessment and there can be no assurance that they will issue an attestation of management’s assessment.  Upon completion of Grant Thornton’s review, the Company will file a 10-K/A to amend Item 9A and the auditor’s opinion of its 2004 Form 10-K.

About Interleukin

Interleukin Genetics is a biotechnology company focused on developing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin’s current programs focus on cardiovascular disease, osteoporosis, periodontal disease and weight management. Interleukin expects that these programs will lead to products that will personalize the selection of nutritional and therapeutic products and enable consumers to manage their health care. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding filing a 2004 Form 10-K/A and delisting of the company’s common stock.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the results of our hearing before the NASD and those risks and uncertainties described in our annual report on Form 10-K, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

For Interleukin Genetics:

Fenel M. Eloi

(781) 398-0700